Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 6, 2012 with respect to the consolidated financial statements, and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2011 of Asset Acceptance Capital Corp. which are incorporated by reference in this prospectus and the related registration statement. We consent to the incorporation by reference in the prospectus and the related registration statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Southfield, Michigan

July 23, 2012